Exhibit 99.1

XOMA Acquires Royalty Interest Position from Agenus on Seven Assets Being Developed by Merck and Incyte

EMERYVILLE, Calif., September 21, 2018 (GLOBE NEWSWIRE) – XOMA Corporation (NASDAQ: XOMA), announced today that for $15.0 million, it has acquired from Agenus (NASDAQ: AGEN) a partial interest position in the rights to potential milestone and royalty payments associated with seven immuno-oncology antibodies currently being developed by Merck and Incyte under their collaborations with Agenus.

“This is an important deal reflecting our new royalty-aggregator strategy to acquire milestone and royalty payments associated with therapeutic candidates partnered by others. The basket of Agenus immuno-oncology assets is advancing in the hands of two of the leading companies in oncology drug development,” said Jim Neal, Chief Executive Officer at XOMA. “These assets possess all the characteristics we have established for our business model: outstanding development partners, mid-stage to early stage assets, important therapeutic categories, and sizable royalty commitments. We believe this investment could generate potential future cash flows over an extended period from milestones and royalties on some exciting potential commercial opportunities.”

The seven royalty interest antibodies are:

•	One Phase 1 antibody being developed by Merck on an undisclosed novel target;

•	Incyte’s INCAGN1876, a GITR agonist in Phase 1/2 studies;

•	Incyte’s INCAGN1949, an OX-40 agonist in Phase 1/2 studies;

•	Incyte’s INCAGN2385, a LAG-3 antagonist in Phase 1 studies;

•	Incyte’s INCAGN02390, a TIM-3 antagonist expected to enter the clinic in 2018; and,

•	Two preclinical antibodies being developed by Incyte on undisclosed targets.

Under the terms of the agreement, XOMA will receive low- to mid-single-digit royalties on future sales of these seven immuno-oncology assets. Additionally, XOMA is entitled to a portion of milestone payments associated with the assets. XOMA has drawn $7.5 million from its line of credit with Silicon Valley Bank (“SVB”) to partially fund this transaction.

About XOMA Corporation

XOMA has built a significant portfolio of products that are licensed to and being developed by other biotechnology and pharmaceutical companies. The Company’s portfolio of partner-funded programs spans multiple stages of the drug development process and across various therapeutic areas. Many of these licenses are the result of XOMA’s pioneering efforts in the discovery and development of antibody therapeutics. The Company’s royalty-aggregator business model includes acquiring additional licenses to partner-funded programs. For more information, visit www.xoma.com.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the potential of XOMA’s portfolio of partnered programs and licensed technologies to generate royalty proceeds over time and create potential cash flow, including from potential milestone and royalty payments associated with immuno-oncology programs of Agenus. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that we may not receive any significant royalty or milestone payments from Agenus’ assets, our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; we may not be successful in entering into out-license agreements for our product candidates; if our therapeutic product candidates do not receive regulatory approval, our third-party licensees will not be able to manufacture and market them. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA’s most recent annual report on Form 10-K, in subsequent quarterly reports on Form 10-Q and in other SEC filings. Consider such risks carefully when considering XOMA’s prospects. Any forward-looking statement in this press release represents XOMA’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

Investor contact:

Juliane Snowden

Oratorium Group, LLC

+1 646-438-9754

jsnowden@oratoriumgroup.com

Media contact:

Kathy Vincent

KV Consulting & Management

+1 310-403-8951

kathy@kathyvincent.com

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